Exhibit 99.1

GWG HOLDINGS RECEIVES NASDAQ NOTIFICATION OF NON-COMPLIANCE WITH LISTING RULE 5250(c)(1)

Dallas, May 24, 2021 -- GWG Holdings, Inc. (Nasdaq: GWGH) today announced that it received a letter (the Letter) from the Listing Qualifications Department of the Nasdaq Stock Market (Nasdaq) notifying the company that it was not in compliance with requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the Form 10-Q) and because the company has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the Form 10-K).

The Letter has no immediate effect on the listing or trading of GWGH’s common stock on the Nasdaq Capital Market. The Letter states that the company is required to submit a plan to regain compliance with Rule 5250(c)(1) by June 15, 2021. If the plan is accepted by Nasdaq, then Nasdaq can grant the company up to 180 calendar days from the due date of the Form 10-K to regain compliance.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH) is an innovative financial services firm based in Dallas that is a leader in providing unique liquidity solutions and services for the owners of illiquid investments. Through its subsidiaries, The Beneficient Company Group, L.P. and GWG Life, LLC, GWGH owns and manages a diverse portfolio of alternative assets that, as of September 30, 2020, included $1.9 billion in life insurance policy benefits, and exposure to a diversified and growing loan portfolio secured by 122 professionally managed alternative investment funds.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

For more information about Beneficient, email askben@beneficient.com or visit www.trustben.com.

The information on GWG Holdings’ and Beneficient’s websites is not a part of, or incorporated by reference in, this press release.

Media Contact:
Dan Callahan
Director of Communication
GWG Holdings, Inc.
(612) 787-5744
dcallahan@gwgh.com